Exhibit 10.5

CONSULTING AGREEMENT

This consulting agreement is entered into as of April 13, 2007 (the “Effective Date”), by and between Boston Financial Partners, Inc. (“Consultant”), and Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Company”).

WHEREAS, the Company and Consultant wish to enter into an agreement whereby Consultant will provide the Company strategic merger, acquisition and corporate advice on a consulting basis.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Consulting Services. During the term of this agreement, Consultant shall from time to time perform consulting services to provide the Company strategic merger, acquisition and corporate advice, as well as other consulting services which may in the future be mutually agreed upon by the Company and Consultant. The Company and Consultant hereby acknowledge and agree that: (i) Consultant is not a “broker” or “dealer” as defined under any applicable federal and/or state securities laws; (ii) Consultant shall not engage in any acts for which it is required to be a broker-dealer; (iii) Consultant may introduce potential investors to the Company, but shall not engage in any sales efforts in connection with any investment by any person or entity in the Company; (iv) Consultant shall not participate in any negotiation of the terms of any such investment; and (v) Consultant shall not give any advice to anyone regarding the valuation of, potential return on, or the terms of any investment in, any securities of the Company, except as authorized by the Company.

2. Compensation. In consideration of the services to be rendered by Consultant hereunder, the Company shall pay Consultant $100,000 in the aggregate payable as the services are invoiced by the Consultant to the Company (the “Consulting Fee”). The Company and Consultant shall mutually agree on the portion of the Consulting Fee due under each respective invoice provided by Consultant to the Company. The Company shall pay Consultant on or before the thirtieth day following the Company’s receipt of Consultant’s invoice that has been mutually agreed upon by the Company and Consultant. Consultant shall be responsible for any and all expenses incurred and paid by Consultant in connection with providing the consulting services to the Company hereunder.

3. Term; Termination. Unless terminated earlier by either party for any reason, or no reason, with ten (10) days’ prior written notice to the other party, the term of this Agreement shall be for a period of six months from the Effective Date.

4. Confidentiality Obligations. As a condition to Consultant’s continuing relationship with the Company as a consultant, Consultant understands and agrees as follows:

(a) Consultant hereby acknowledges that he may have received, or may receive in the future, certain confidential or non-public information from the Company concerning the Company (collectively, the “Confidential Information”). Confidential Information also includes all reports, analyses, notes or other information that are based on, contain or reflect any evaluation material.

(b) Consultant shall use the Confidential Information solely for the purpose of performing the services required to be performed by Consultant hereunder. Consultant, and any representatives and agents of Consultant, shall keep all Confidential Information confidential by Consultant, and shall not disclose any Confidential Information without the prior written consent of the Company; provided, however, that any of such information may be disclosed to Consultant’s representatives or agents who need to know such information for the purpose of performing such services required to be performed hereunder (it being understood that Consultant shall inform such representatives and agents of the confidential nature of the Confidential Information and shall direct such representatives and agents to treat such information confidentially). Consultant shall be responsible for any breach of this agreement by his representatives or agents.

(c) Following the completion of his engagement by the Company, Consultant and any representatives or agents of Consultant shall promptly return any Confidential Information in their respective possessions to the Company, without retaining any copy thereof, and destroy all analyses, compilations, studies or other documents prepared by or for internal use which reflect, contain or embody Confidential Information.

(d) Consultant acknowledges and agrees that a violation of the terms of this agreement would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, Consultant agrees that, in addition to any other relief afforded by law, including damages sustained by a breach of this agreement and without any necessity of proof of actual damage, the Company shall have the right to enforce this agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of Consultant and the Company that both damages and injunctions shall be proper modes of relief and are not to be considered as alternative remedies.

(e) For the purposes of this agreement, the definition of “Confidential Information” shall not include information which (A) had been made previously available to the public by the Company; (B) is or becomes generally available to the public, unless the information being made available to the public results in a breach of this Agreement; (C) prior to disclosure to Consultant or Consultant’s representatives or agents, was already rightfully in any such person’s possession without any requirement of confidentiality or (D) is obtained by Consultant or Consultant’s representatives or agents from a third party who is lawfully in possession of such information, and not in violation of any contractual, legal or fiduciary obligation to the Company, with respect to such information and who does not require Consultant to refrain from disclosing such information to others.

(f) Consultant acknowledges and agrees that the obligations under this Section 4 shall survive indefinitely, notwithstanding the termination of this agreement.

5. Status of Consultant as Independent Contractor.

(a) Using his best efforts, Consultant shall devote such time to the performance of the services described in this agreement as may be necessary to satisfactorily complete the such services.

(b) Consultant shall be an independent contractor in the performance of this agreement, and shall not be deemed an employee of the Company for any purpose whatsoever. Neither Consultant nor any employees of Consultant shall participate in any benefit programs for the Company employees, including without limitation health benefits, life insurance, pension or profit sharing plans and paid vacation and sick leave. Consultant shall be solely responsible for the payment of his income taxes as required by any and all government agencies with respect to compensation paid to Consultant by the Company, and shall comply with all regulations therefrom.

(c) Consultant shall have no power to act as an agent of the Company or bind the Company in any respect.

6. Miscellaneous.

(a) Entire Agreement. This agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements. This agreement may not be amended or modified in any manner except by an instrument in writing signed by the parties.

(b) Severability. The invalidity or unenforceability of one or more provisions of this agreement shall not affect the validity or enforceability of any of the other provisions, and this agreement shall be construed as if such invalid or unenforceable provisions were omitted. If any provision is unenforceable because it is overbroad, the parties agree that such provision shall be limited to the extent necessary to make it enforceable, it being the intent of the parties that provisions of this agreement be enforced to the maximum extent possible.

(c) Construction. This agreement shall be deemed to have been entered into in, and shall be construed and enforced in accordance with the laws of, the State of Minnesota.

(d) Waivers. The failure of any party to insist, in any one or more instances, upon the performance of any of the terms or conditions of this agreement or to exercise any right, shall not be construed as a waiver of the future performance of any such term or condition or the future exercise of such right.

(e) Notices. Any notice to be given shall be sufficiently given when received, and, if mailed, shall be deemed received three (3) business days after the date of mailing if sent by certified mail, postage prepaid, to the address of the party set forth below (or to such other address as the party shall designate by written notice).

If to the Company, to:	Wits Basin Precious Minerals Inc. 900 IDS Center 80 South 8th Street Minneapolis, MN 55402-8773 Attention: Chief Financial Officer

If to Consultant, to:	Boston Financial Partners, Inc. 8 Essex Center Drive, 2nd Floor Peabody, MA 01960 Attention: Thomas Brazil

(f) Assignment. Consultant may not assign or subcontract his rights or obligations under this agreement without the prior written consent of the Company. The Company may assign its rights to any affiliated entity.

IN WITNESS WHEREOF, the undersigned have signed this Consulting Agreement as of the Effective Date.

WITS BASIN PRECIOUS MINERALS INC.		CONSULTANT:

By /s/ Mark D. Dacko	By	/s/ Thomas Brazil
Mark Dacko, Chief Financial Officer		Thomas Brazil, Boston Financial Partners, Inc.

Consulting Agreement - Signature Page